Exhibit (k) Opinion and Consent of Counsel.

[MASSMUTUAL LETTERHEAD APPEARS HERE]

November 24, 2008

MML Bay State Life Insurance Company

100 Bright Meadow Boulevard

Enfield, CT 06082

RE:	Post-Effective Amendment No. 25 to

Registration Statement No. 033-19605 to Variable Life Plus filed on Form N-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 25 to the above-referenced Registration Statement under the Securities Act of 1933 for MML Bay State Insurance Company’s (“MML Bay State”) Flexible Premium, Variable, Whole Life Insurance Policies (the “Policies”). MML Bay State Variable Life Separate Account I issues the Policies.

As Assistant Vice President and Counsel for Massachusetts Mutual Life Insurance Company (“MassMutual”), I provide legal advice to MML Bay State in connection with the operation of its variable products. In such role I am familiar with the filing for the Policies. In so acting, I have made such examination of the law and examined or supervised the examination of such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examinations, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, I am of the following opinion:

1.	MML Bay State is a valid and subsisting corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the State of Connecticut Insurance Department’s Commissioner of Insurance.

2.	MML Bay State Variable Life Separate Account I is a separate account validly established and maintained by MML Bay State in accordance with Connecticut law.

3.	The Policy, when properly issued, is a legal and binding obligation of MML Bay State, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Very truly yours,

/s/ CATHERINE Z. COLLINS
Catherine Z. Collins, Esq.
Assistant Vice President and Counsel
Massachusetts Mutual Life Insurance Company